EXHIBIT 10.32

EMPLOYMENT TERMINATION AGREEMENT

This EMPLOYMENT TERMINATION AGREEMENT (“Agreement”) is entered into as of the 12th day of April, 2004, between ANTHONY J. GIOIA (“Executive”) and TULLY’S COFFEE CORPORATION, a Washington corporation (“Tully’s”).

RECITALS

A.	Tully’s and Executive are parties to (1) that certain Tully’s Coffee Corporation Employment Agreement dated as of May 13, 2002 (the “Original Employment Agreement”), and (2) that certain First Amendment to Employment Agreement dated December 3, 2002 (the “First Amendment”). The Original Employment Agreement, as amended by the First Amendment, is referred to herein as the Existing Employment Agreement. The Existing Employment Agreement sets forth the terms and conditions of Executive’s employment with Tully’s.

B.	Tully’s has received and hereby accepts Executive’s letter of resignation dated April 12, 2004, which resignation is effective as of July 11, 2004.

C.	The parties wish to set forth the terms of their agreement with respect to severance compensation and other matters related to the termination of Executive’s employment with Tully’s.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined herein, shall have the meanings assigned to such terms in the Existing Employment Agreement.

2. Modified Compensation Arrangement. The parties agree that, notwithstanding the terms of the Existing Employment Agreement, the compensation to be paid by Tully’s to Executive will be as set forth in the Existing Employment Agreement as amended and supplemented by the Second Amendment to Employment Agreement dated as of April 12, 2004, a true and correct copy of which is attached hereto as Exhibit A (hereinafter referred to as the “Second Amendment”). Executive expressly agrees that for all purposes of the Existing Employment Agreement, as amended by the Second Amendment, the effective date for all computations of compensation to which Executive is entitled will be April 12, 2004, notwithstanding the fact that the effective date of his resignation will be July 11, 2004. All payments of compensation as so computed, and other employment-related benefits, shall be paid or furnished to Executive through July 11, 2004 unless Executive’s employment with Tully’s is terminated in the interim either

(a) by Tully’s for Cause or (b) by Executive for Good Reason (it being agreed that the period of notice to be given by Executive to terminate his employment for Good Reason shall be reduced to thirty (30) days.)

3. Acknowledgment that No Further Compensation is Due. Executive expressly acknowledges and agrees that except as set forth in this Agreement and the Second Amendment referenced herein, he has no claims or entitlement to any additional pay or compensation from Tully’s, past, present or future, and he expressly waives any and all claims for additional compensation except as set forth in this Agreement and the Second Amendment.

4. Waiver and Release of Claims. In consideration of the compensation benefits described above, and as a material inducement to Tully’s to enter into this Agreement, Executive, on behalf of himself and his heirs, successors and assigns, irrevocably and unconditionally waives, releases, and forever discharges Tully’s and its directors, shareholders, officers, agents, representatives and employees, past and present, and each of their successors and assigns, of and from, and covenants not to sue with respect to, any and all claims, grievances, discrimination charges, actions, causes of actions, rights, demands, debts, damages, liabilities, obligations, promises, controversies, accounting or expenses, of whatever nature (including attorney’s fees and costs), whether known or unknown, arising prior to Executive’s execution of this Agreement, including those claims related in any way to his employment by Tully’s or the termination of such employment. This release includes, but is not limited to, all rights under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Americans with Disabilities Act, Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Washington Law Against Discrimination, and all other similar local, state, and federal statutes, laws, and regulations. Executive understands and acknowledges the significance and consequences of this Agreement, acknowledges that it is voluntary and is not being given as the result of any coercion and expressly confirms that it is to be given full force and effect according to each and all of its expressed terms and provisions. Executive understands that he has the right to consult with an attorney before executing this Agreement.

5. Complete Agreement. This Agreement (together with the Second Amendment) represents and contains the entire understanding between the parties in connection with the subject matter set forth therein. This Agreement shall not be altered or varied except in a writing signed by the parties. It is expressly acknowledged and recognized by both parties that there are no oral or written agreements, understandings or representations between the parties other than as contained in this Agreement, the Second Amendment and the Existing Employment Agreement.

6. Reliance. Executive represents and acknowledges that by executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by Tully’s or by any of the Tully’s agents, representatives, or attorneys with respect to the subject matter, basis, or effect of this Agreement or otherwise.

7. Counterparts; Facsimile Signatures. This Agreement may be signed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument notwithstanding that both parties are not signatories to each counterpart; provided, however, this Agreement shall not be enforceable against a party until a counterpart has been executed by both parties hereto. Facsimile signatures shall be considered the same as original signatures with full force and effect of original signatures.

8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Washington, without giving effect to the principles and provisions thereof relating to conflict or choice of laws.

9. Attorney’s Fees. In the event that suit is brought to interpret or enforce any term or provision of this Agreement, the prevailing party in any such suit or proceeding shall, in addition to any other relief to which such party may be entitled, be awarded its costs and attorney’s fees reasonably and actually incurred.

10. Interpretation. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or the Second Amendment or any portion thereof.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first set forth above.

EXECUTIVE:	TULLY’S:

TULLY’S COFFEE CORPORATION

/s/ Anthony J. Gioia	By:	/s/ Tom T. O’Keefe

Anthony J. Gioia		Tom T. O’Keefe Its Chairman of the Board of Directors

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